EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS

TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S

TENDER OFFER.

December 26, 2018

Dear J.P. Morgan Access Multi-Strategy Fund, L.L.C. Member:

We are writing to inform you of important dates relating to a tender offer by J.P. Morgan Access Multi-Strategy Fund, L.L.C. (the “Fund”). If you are not interested in having the Fund repurchase your limited liability company interest or a portion of your interest in the Fund (“Interest”) as of March 31, 2019, please disregard this notice and take no action.

The tender offer period will begin on December 26, 2018 and will end at 11:59 p.m., New York time, on Friday, January 25, 2019, at which point the Offer will expire. The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) no later than January 25, 2019. If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF MARCH 31, 2019.

If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to J.P. Morgan Access Multi-Strategy Fund, L.L.C., c/o BNY Mellon Investment Servicing (US) Inc. at 400 Bellevue Parkway, Mailstop: 19c-0204, 2nd Floor, Wilmington, DE 19809, Email: jpmgnservices@bnymellon.com, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon at (508) 599-6007, Attention: Tender Offer Administrator (if by fax, please deliver an original, executed copy promptly thereafter), so that it is received before 11:59 p.m., New York time, on Friday, January 25, 2019.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY Mellon at (800) 348-1824.

Sincerely,

J.P. Morgan Access Multi-Strategy Fund, L.L.C.